STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

ESOTERICA THEMATIC ETF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Esoterica Thematic ETF Trust

2.	The Certificate of Trust is hereby amended as follows:

The Certificate of Trust is amended by striking therefrom Article 1. in its entirety and by adding a new Article 1. to read in full as follows:

1.	The name of the Trust is: Esoterica Thematic Trust (the “Trust”).

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 10th day of October, 2019.

By:	/s/ Darlene DeRemer
Darlene DeRemer, Trustee